THE SOMERSET GROUP, INC.                        CONSOLIDATED BALANCE SHEETS
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
                                          June 30,    December 31,  June 30,
ASSETS                                         1998         1997         1997
Current assets                                        (Restated)   (Restated)
  Cash and cash equivalents                $759,000     $600,000     $310,000
  Short term investments                  4,104,000    5,248,000    5,398,000
  Trade accounts, notes and receivables   1,448,000    1,222,000    1,261,000
  Prepaid expenses                          143,000       80,000      118,000
  Refundable income taxes                      ---       203,000       98,000
                                          ---------    ---------    ---------
     Total current assets                 6,454,000    7,353,000    7,185,000
Investments
  First Indiana Corporation (market
     values of $72,065,000, $68,515,000
     and $50,962,000)                    34,608,000   32,406,000   30,702,000

Office furniture and equipment            1,197,000    1,143,000      976,000
  Less accumulated depreciation             785,000      696,000      615,000
                                           --------     --------      -------
                                            412,000      447,000      361,000
Other assets
  Notes receivable, net                     567,000      580,000      644,000
  Goodwill, net of accumulated amort.     1,117,000    1,133,000    1,175,000
  Other                                     506,000      541,000      522,000
                                          ---------    ---------    ---------
                                          2,190,000    2,254,000    2,341,000

Total Assets                             43,664,000   42,460,000   40,589,000
                                         ==========   ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Note payable - bank                                   $459,000      $24,000
  Current portion of long-term debt                       13,000       13,000
  Trade accounts payable                     51,000       60,000       52,000
  Accrued compensation                      289,000       86,000      428,000
  Taxes, other than income taxes             64,000       53,000      111,000
  Income taxes                              182,000          ---         ---
  Deferred income taxes                                  327,000      330,000
  Other accrued expenses                     45,000      104,000      111,000
                                            -------    ---------    ---------
      Total current liabilities             631,000    1,102,000    1,069,000
Deferred income                                           23,000         ---
Deferred income taxes                     8,303,000    7,845,000    7,204,000
Long-term debt, less current portion                      30,000       36,000
Shareholders' equity
  Common stock without par value, authorized
    4,000,000 shares; issued and outstanding
    2,909,214, 2,897,724, and 2,905,914   1,862,000    1,855,000    1,860,000
  Capital in excess of stated value       3,605,000    3,549,000    3,661,000
  Accumulated other comprehensive income     45,000      (22,000)     (27,000)
  Retained earnings                      29,352,000   28,078,000   26,786,000
  Less 6,200 treasury shares, at cost      (134,000)       ---           ---
                                         ----------   ----------   ----------
      Total shareholders' equity         34,730,000   33,460,000   32,280,000

Total Liabilities and Shareholders'Equity43,664,000   42,460,000   40,589,000
                                         ==========   ==========   ==========
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See accompanying Notes to Consolidated Financial Statements
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